UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 13, 2014, Endeavour International Corporation (“Endeavour”) (NYSE: END) (LSE: ENDV) was notified by the New York Stock Exchange (“NYSE”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the common stock of Endeavour from the NYSE. Trading of Endeavour’s common stock was suspended immediately.

NYSE Regulation has determined that Endeavour is no longer suitable for listing. Pursuant to the NYSE Listed Company Manual (“LCM”) Section 802.01D, this decision was reached in view of Endeavour’s October 10, 2014 announcement that it and certain of its subsidiaries have each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. It is expected that all of Endeavour’s existing equity securities, including its shares of common stock, preferred stock and warrants, will be cancelled, without receiving any distribution.

In addition, Endeavour had previously fallen below the NYSE’s continued listing standard in Section 802.01B of the LCM which requires the Company to maintain either (i) an average global market capitalization over a consecutive 30 trading-day period of not less than $50,000,000 or (ii) stockholders’ equity of not less than $50,000,000. Furthermore, Endeavour is also below the NYSE’s continued listing standard in Section 802.01C of the LCM requiring listed companies to maintain an average closing price per share of not less than $1.00 over a consecutive 30 trading-day period.

Endeavour has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. The NYSE will apply to the Securities and Exchange Commission to delist the common stock upon completion of all applicable procedures, including any appeal by Endeavour of the NYSE Regulation staff’s decision.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

October 17, 2014	By:	Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President and Chief Financial Officer